Exhibit 21.1

Subsidiaries

Span Medical Products Canada Inc. (“Span-Canada”) is a British Columbia corporation and a wholly-owned subsidiary of Span-America Medical Systems, Inc. Span-Canada operates under the registered business name M.C. Healthcare Products.